Exhibit 10.3

JOINT VENTURE CONTRACT

among

SUZHOU THVOW TECHNOLOGY CO., LTD.

and

SES ASIA TECHNOLOGIES LIMITED

and

INNOVATIVE COAL CHEMICAL DESIGN INSTITUTE (SHANGHAI) CO., LTD.

for the RESTRUCTURING of

Jiangsu tianwo-ses Clean Energy tECHNOLOGIES CO., lTD.

Amended on August 18, 2017

ZHANGJIAGANG, PEOPLE’S Republic of China

TSEC JV Contract amended in August 18, 2017

TABLE OF CONTENTS

1.	DEFINITIONS	2
2.	PARTIES TO THE CONTRACT	6
3.	ESTABLISHMENT OF THE COMPANY	7
4.	PURPOSE AND SCOPE OF BUSINESS	7
5.	TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL	8
6.	TRANSFER OF EQUITY INTERESTS	10
7.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES	11
8.	RESPONSIBILITIES OF THE PARTIES	15
9.	Environmental PROTECTION	20
10.	PURCHASE OF MATERIALS	20
11.	Business Development and Operation	20
12.	BOARD OF DIRECTORS AND SUPERVISORS	21
13.	MANAGEMENT ORGANIZATION	26
14.	LABOUR MANAGEMENT	29
15.	ANNUAL OPERATING PLANS AND BUDGETS	30
16.	TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION	30
17.	FINANCIAL AFFAIRS AND ACCOUNTING	32
18.	BANK ACCOUNTS AND FOREIGN EXCHANGE	34
19.	CONFIDENTIALITY	34
20.	DURATION OF THE COMPANY	35
21.	EARLY TERMINATION	35
22.	LIQUIDATION AND DISSOLUTION	36
23.	LIABILITY FOR BREACH OF CONTRACT	37
24.	INSURANCE	38
25.	FORCE MAJEURE	39
26.	APPLICABLE LAW	39
27.	DISPUTE RESOLUTION	39
28.	MISCELLANEOUS	41

JOINT VENTURE CONTRACT

THIS JOINT VENTURE CONTRACT is entered into in accordance with the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures and the Regulations for the Implementation of the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures (the “Joint Venture Law”) and other relevant and currently effective Chinese laws and regulations, and is amended on August 18, 2017 and entered into by the following three parties:

Suzhou Thvow Technology Co., Ltd., a company limited by shares established and existing under the laws of the PRC whose registered address is No. 1 Linjiang Road, , Jingang Town, Zhangjiagang City, Jiangsu Province, 215631, PRC (“THVOW”);

AND

SES Asia Technologies Limited, a limited company established and existing under the laws of Hong Kong Special Administrative Region of the PRC whose registered address is 7/F, Bonham Centre, 79-85 Bonham Strand, Sheung Wan, Hong Kong (“SESHK”);

AND

Innovative Coal Chemical Design Institute (Shanghai) Co., Ltd., a company limited by shares established and existing under the laws of the PRC whose registered address is 8/F, No. 717 Yishan Road, Shanghai, PRC (“ICCDI”).

THVOW, SESHK and ICCDI may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties intend to restructure Jiangsu Tianwo-SES Clean Energy Technologies Co., Ltd. (the “Company”) with the primary objectives of:

●	Three Parties’ cooperation in low quality coal, long flame coal pressured gasification technology so as to set up the company;

●	Establishing the leading gasification technology in China;

●	Generating significant income and profit for the Parties;

●	Eventually listing the Company on the public markets (e.g. Chinese security market, or Hong Kong security market or other security markets).

Considering the above factors and confirming that the Parties are completely informed, in conformity with the principles of equality and mutual benefit, the Parties hereby agree as follows:

TSEC JV Contract amended in August 18, 2017	1

1.	DEFINITIONS

The following terms shall have the meanings set forth below:

“Affiliate”, with respect to a Party, shall mean any entity directly or indirectly controlling, controlled by or under common control with such Party; an entity shall be deemed to “control” another entity if the former possesses, directly or indirectly, no less than 50% voting shares or registered capital, or the power to appoint or elect the majority of directors or the actual control rights of the latter.

“Articles of Association” shall mean the Articles of Association of the Company dated as of the date of execution hereof between the Parties, and as may be amended or restated from time to time by the Board appointed by the Parties.

“Basic Engineering Design Package” or “BEDP” shall mean a package of technical document deliverables prepared, after delivery of the PDP, for the next step engineering design, which shall comply with the China’s latest industrial standards.

“Board” or “Board of Directors” shall mean the Board of Directors of the Company.

“Business License” shall mean the business license to be issued to the Company by the competent PRC State Administration for Industry and Commerce, including the business license issued by the authorities, which may be amended from time to time.

“Chairman” shall mean the chairman of the Board of Directors of the Company.

“China” or the “PRC”, for the purpose of this Contract, shall mean the People's Republic of China.

“Company” or the “Joint Venture” shall mean Jiangsu Tianwo-SES Clean Energy Technologies Co., Ltd. or any other name approved by the competent authority, the equity joint venture company restructured by the Parties pursuant to the Joint Venture Law, other relevant and officially promulgated laws and regulations of the PRC, and this Contract.

“Confidential Information” shall mean technology and Know-How as well as trade secrets, strategic business or marketing information, business projections, secret processes and etc., including but not limited to processes, data, formulae, material balance, control logic, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, any data relating to a patent that is not disclosed in a granted patent, and other information relating to the production, packaging, use, pricing, or sales and distribution, whether of a technical, engineering, operational, business or economic nature, whenever provided by SESHK (or its Affiliates), or by THVOW (or its Affiliates), or by ICCDI (or its Affiliates) in connection with the establishment of the Company and any matters related thereto, the implementation of and/or the conduct of the business contemplated by this Contract and the other contracts contemplated herein. Confidential Information, however, shall not include information which is now or hereafter becomes part of the public domain through authorized publication, or information which the receiving Party can demonstrate was in its possession, prior to the effectiveness of the Contract, and which was legally obtained and is not in violation of any agreement.

TSEC JV Contract amended in August 18, 2017	2

“Contract” shall mean this Joint Venture Contract and the Annexes attached hereto.

“Critical Design Parameters” or “CDP” shall mean key SGT and SGT Proprietary Equipment design parameters for a project on a case-by-case basis, which are based on a specific basis for design for a project and are fundamental technology parameters required to initiate the PDP.

“Detailed Engineering Design Package” or “DEDP” shall mean the detailed engineering design package, which is prepared as a follow up to the BEDP.

“Director” shall mean a member of the Board of Directors.

“Effective Date” shall mean the day on which this Contract becomes effective and approved by the competent examination and approval authority and the Parties.

“Establishment Date” shall mean the date on which the Business License of the Company is issued.

“Examination and Approval Authority” shall mean the competent authority as is duly authorized by law to approve this Contract.

“Restructuring Date” shall mean the date on which the Share Transfer Agreement has become effective.

“Force Majeure” shall mean any (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Contract; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labour stoppages or slowdowns or other industrial disturbances; and (i) shortage of adequate power or transportation facilities.

“Foreign Exchange” shall mean any foreign currency which can be freely exchanged, converted, or traded in the open international currency market.

“General Manager” shall mean the general manager of the Company.

“GTI” shall mean the Gas Technology Institute of the United States.

“Improvements” shall mean any improvements within the SGT (including new inventions and designs) created, invented, developed or discovered by a Party or the Company after the Establishment Date with respect to the SGT process and SGT Proprietary Equipment.

“Joint Venture Term” shall mean the duration of the Company as provided for in Article 20 hereof.

TSEC JV Contract amended in August 18, 2017	3

“Labour Contract” shall mean the individual labour contract to be entered into between the Company and any of its employees, excluding Seconded Personnel.

“Management By-laws” shall mean the Company’s By-laws that are approved at the first Board of Directors Meeting.

“Management Personnel” shall mean the General Manager, Vice General Manager, Chief Financial Officer, Marketing Director, Chief Accountant, Chief Technology Officer, Chief Mechanical Engineer and such other senior personnel positions that are designated as Management Personnel positions by the Board from time to time.

“Pressurized Fluidized Bed”shall mean the gasification reactor or system, at any pressure above atmospheric pressure, that converts SGT Feed stock into syngas by reaction of SGT Feedstock with air, enriched air, or oxygen (with or without the addition of steam, carbon dioxide or other diluents gases) in a fluidized bed (including bubbling bed and fast fluidized bed) wherein SGT Feedstock is fed and syngas is produced.

“Process Design Package” or “PDP” shall mean a process design package prepared, on the basis of the existing PDP provided by SESHK and its Affiliates, for a specific customer project for which a PSA has been executed, and which shall comply with China’s latest industrial standard.

“Project Sublicense Agreement” or “PSA” shall mean the agreement to be entered into by the Company as licensor, from which a technology license must be obtained from the Company for the normal operation of a Project in the Territory. The form of the PSA as set out in Annex3 shall be a reference and subject to any necessary changes as requested by the customer, as long as the technology will be protected during the implementation of such Project.

“Renminbi” or “RMB” shall mean the lawful currency of the PRC.

“Restructuring Agreement” shall mean the agreement entered into by and between the Parties in August 18, 2017 for the restructuring of the Company.

“Seconded Personnel” shall mean the employees of each Party or of any of its Affiliates, who will be seconded for providing full time services to the Company. The costs of such Seconded Personnel shall be borne by the Company.

“Services” shall mean any engineering or design services related to the SGT, modularization services, procurement services, construction management services, plant commissioning and start-up services, plant operations and maintenance services and any other services beyond this scope that are authorized by a unanimous vote of the Board.

“SES Gasification Technology” or “SGT” shall include the collection of SES Intellectual Property, Know-How, trade secrets and methods developed by SESHK and its Affiliates for its advanced fluidized bed gasification technology. The SGT has been extensively developed since 2004 and was initially based upon the U-Gas® technology licensed by SEST and its Affiliates from GTI, and which has been further developed through additional improvements, Know-How and patents developed by SESHK’s Affiliates through industry experience of SESHK’s Affiliates from developing, designing and operating projects in China and from designs by or for SESHK and its Affiliates in their development of projects globally. The SGT is one of the most advanced gasification technologies, which has been commercialized through the construction and operation of industrial projects to be reliable, environmentally-friendly, economically feasible, sustainable and in conformity with China’s energy independence policy and energy strategies. SGT is a part of the equity contribution of SESHK as described in the TUCA. Prior to the Establishment Date, SESHK has full rights and authorization of the SGT to be contributed to the Company. And any Improvement developed by the Company after the Company is established belong to the Company, subject to the terms of the TUCA.

TSEC JV Contract amended in August 18, 2017	4

“SES Shanghai” shall mean SES New Energy Technologies (Shanghai) Co., Ltd. (埃新斯新能源技术（上海）有限公司).

“SEST” shall mean Synthesis Energy Systems Technologies, LLC, a wholly owned subsidiary of Synthesis Energy Systems, Inc. and the licensor of the SGT license right to SESHK, which authorizes SESHK as the licensor in the TUCA.

“SGT Feedstock” shall have the meaning as defined in the Technology Usage and Contribution Agreement as set forth in Annex 4.

“SGT Know-How/Know-How” shall mean all commercial and technical information, including trade secrets, pertaining to the SGT, and/or THVOW’s manufacturing of the SGT proprietary equipment, including, but not limited to, theses, designs, drawings, blueprints, specifications, test data, charts, fabrication techniques, materials of construction, and formulations, graphs, operating and test procedures, shop practices and instruction manuals.

“SGT Proprietary Equipment” shall mean the Gasifier Reactor, Gasifier Heat Recovery Steam Generator, Cyclones, Filtration, Bottom Char Cooling and Removal System, Gasifier Coal Feeding System; Metering/Measuring System; Gasifier Control and Safety System logic etc., subject to adjustment per the requirements of customer.

“Share Transfer Agreement” shall mean the agreement entered into by and between the Parties in August 18, 2017 for the transfer of certain equity ownership in the Company from SESHK to ICCDI.

TSEC JV Contract amended in August 18, 2017	5

“Sub-license Royalty To GTI” shall mean ***% of the license fee to be paid to GTI, pursuant to the legally effective agreement between SEST and GTI, from the license fee received under any sub-license Project by the Company.

“Technology Usage and Contribution Agreement” or “TUCA” shall mean the authorization agreement for the use of technologies related to SGT, and agreement related to SGT and performance guarantee as described in TUCA which shall be contributed to the Company as SESHK’s capital contribution, and which shall be in accordance with Annex 4.

“Territory” shall mean China, Indonesia, the Philippines, Vietnam, Mongolia and Malaysia as set forth in the TUCA.

“United States Dollars” or “US$” shall mean the lawful currency of the United States of America.

“Working Personnel” shall mean all employees of the Company other than Management Personnel and members of the Board.

“Yima Plant” shall mean the project/plant operated and managed under the joint venture of YMCIG-SES New Energy Company Ltd..

“ZZ Plant” shall mean project/plant operated and managed under the joint venture of Synthesis Energy Systems (Zaozhuang) New Gas Company Ltd.

2.	PARTIES TO THE CONTRACT

The Parties to this Contract are as follows:

(a)	THVOW, a duly incorporated company with its registered office address at No. 1 Linjiang Road, Jingang Town, Zhangjiagang City, Jiangsu Province, 215631, PRC

The legal representative of THVOW is:

Name: CHEN, Yuzhong

Position: Chairman

Nationality: Chinese

(b)	SESHK, a duly incorporated company under the laws of Hong Kong Special Administrative Region with its registered office address at 7/F, Bonham Centre 79-85 Bonham Strand, Sheung Wan, Hong Kong.

The duly authorized representative of SESHK is:

Name: Robert Wayne RIGDON

*** This information has been omitted in reliance upon Rule 24b-2 under the Securities Exchange Act of 1934, as amended and has been filed separately with the Securities and Exchange Commission.

TSEC JV Contract amended in August 18, 2017	6

Position: Director

Nationality: USA

(c)	ICCDI, a duly incorporated company with its registered office address at 8/F, No. 717, Yishan Road, Shanghai, PRC.

The legal representative of ICCDI is:

Name: LIAO, Bing

Position: Chairman

Nationality: Chinese

3.	ESTABLISHMENT OF THE COMPANY

3.1	Establishment of the Company

In accordance with the Joint Venture Law and other relevant and currently effective PRC laws and regulations, the Parties hereby agree to establish the Company pursuant to the terms of this Contract. The Company shall be a legal person under the laws of the PRC subject to the protection and jurisdiction of PRC law.

3.2	Name and address of the Company

The name of the Company shall be Jiangsu Tianwo-SES Clean Energy Technologies Co., Ltd. in English and 江苏天沃综能清洁能源技术有限公司 in Chinese, or other name as approved by the competent authority.

The legal address of the Company shall be in Room 801-3, Petrochemical Trading Building, Zhangjiagang tax free area.

3.3	Limited Liability Company

The Company shall be a limited liability company established in accordance with the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures and the Regulations for the Implementation of the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures and other relevant and currently effective Chinese laws and regulations.

3.4	No Agency Relationship

Neither Party is the agent of the other Parties nor does either Party have any power to assume or to create any obligation or responsibility, express or implied, on behalf of the other Parties in the other Parties’ names.

TSEC JV Contract amended in August 18, 2017	7

4.	PURPOSE AND SCOPE OF BUSINESS

4.1	The Purpose of the Company

With the desire to strengthen the economic and technical cooperation between the Parties, the purpose of the Company will be to use advanced and available techniques and scientific management methods to improve the SGT, develop new products, and enable competitiveness in quality and price in the international market; to be compatible with the needs of the Chinese clean coal chemical development, and to satisfy the gradually increasing market demand for clean energy; enable economical and clean conversion of SGT Feedstock into syngas for the production of a variety of high value products such as chemicals, power, transportation fuels, direct reduced iron (DRI) steel, fertilizers, synthetic natural gas (SNG) and industrial fuels through the efficient collaboration of THVOW which, has a strong capability in coal chemical equipment manufacturing, ICCDI’s capability on design, engineering and related services in China, and SESHK’s advanced SGT which has been utilized in industrial gasification projects. The Company aims to make the SGT the primary gasification technology in the Territory, through its scientific business management.

4.2	The Business Scope of the Company

The business scope of the Company is to obtain full exclusive authorization in the Territory to provide SGT and related technologies, engineering services and SGT sub-licensing rights, engineering design of the SGT, supply related technologies and supply SGT Proprietary Equipment, to manufacture and sell SGT Proprietary Equipment, to provide SGT EPC project services, and to develop and improve the scope, pressure and capacity of the SGT, etc. The business scope shall be subject to the business scope as shown on Business License.

5.	TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

5.1	Total Amount of Investment

The total investment for the Company shall be RMB107,600,000 after restructuring.

5.2	Registered Capital and Capital Contribution

The actual ratios of capital contributed by the Parties are as below after restructuring:

(a)	THVOW contributed cash in the amount of RMB53,800,000 to the registered capital of the Company, representing fifty percent (50%) of the total paid-in capital of the Company.

TSEC JV Contract amended in August 18, 2017	8

(b)	SESHK contributed per the terms and conditions of the Technology Usage and Contribution Agreement, which, according to the appraisal report (Ping Bao Zi [2014] 1002, as attached in Annex 5), has a value equal to RMB 53,800,000 as its capital contribution to the Company, representing fifty percent (50%) of the total paid-in capital of the Company. With the execution of the Share Transfer Agreement and the Restructuring Agreement by and between SESHK, ICCDI and THVOW, SESHK shall sell 25% of the total paid-in capital of the Company to ICCDI for RMB11,150,000. After the restructuring, the capital contributed by SESHK shall represent 25% of the total paid-in capital of the Company.

(c)	With the execution of the Share Transfer Agreement and the Restructuring Agreement by and between SESHK, ICCDI and THVOW, ICCDI shall purchase from SESHK 25% of the total paid-in capital of the Company for RMB11,150,000. After the restructuring, the capital contributed by ICCDI shall represent 25% of the total paid-in capital of the Company.

After the restructuring, the respective equity ownership percentages of the Parties in the Company are: THVOW 50%, SESHK 25% and ICCDI 25%.

5.3	Additional Financing

In accordance with Article 12.6, the Company may obtain additional funds through loans from domestic or foreign financial institutions on terms and conditions approved by the Board of Directors and the Parties. The Company may also obtain loans or guarantees from the Parties or their Affiliates on terms and conditions to be determined by the relevant parties; provided, however, that no Party shall be obligated to lend funds to the Company or to guarantee a loan to the Company from a third party or financial institution or if a guarantee is required, each Party shall, in principle, undertake its share in such guarantee in a proportion equal to its Equity Interest in the Company. In the event that a Party does agree to lend funds to the Company or to guarantee a loan to the Company from a third party or financial institution, such Party shall be entitled to be paid interest on the loan at such rate or guarantee fees in such amount that such Party would have been entitled to be paid as if such Party were not a party to this Contract and as if the transaction were a negotiated arm's length financing from a third party. The Company may mortgage or otherwise grant a security interest in its assets, as permitted by law, to be mortgaged or secured in order to obtain loans.

5.4	Timing of Capital Contributions

According to the terms of the Restructuring Agreement and the Share Transfer Agreement, and with respect to capital contributions by the Parties, the Parties shall have fulfilled their respective capital contribution obligations to the Company on the Restructuring Date.

TSEC JV Contract amended in August 18, 2017	9

5.5	Capital Contribution Certificate

Within thirty (30) days after the Parties have made their capital contributions, the Company shall engage an independent accountant registered in China to verify such contributions, with verification expenses borne separately by the Parties.

Before the issuance of a verification report by such independent accountant, the Company shall issue to each contributing party an interim capital contribution certificate signed by the Chairman evidencing that the contribution was made. Upon receipt of the final certificate of verification from the independent accountant, the Company shall promptly issue a final capital contribution certificate to each Party setting forth the aggregate amount of such Party's contribution(s). The final capital contribution certificates shall be signed by the Chairman of the Company.

5.6	Increase or Reduction of Registered Capital

Any increase or reduction in the registered capital of the Company shall be subject to unanimous approval by the Board of Directors of the Company and submitted to the competent Examination and Approval Authorities for approval. Upon receipt of such approval, the Company shall register the increase or reduction in the registered capital with the appropriate administration for industry and commerce.

6.	TRANSFER OF EQUITY INTERESTS

6.1	Encumbrance of the Investment

Except as otherwise contemplated in this Contract, neither Party may mortgage, pledge, charge or otherwise encumber its equity interests in the Company, its rights and obligations under this Contract and other interests in the Company (“Equity Interests”) without the prior written consent of the other Parties, which shall not be unreasonably withheld.

6.2	Valuation

Any Party who desires to sell or otherwise transfer its Equity Interests in the Company shall bear the cost of any valuation of the Company. The Parties shall render all assistance and provide all such documentation and other information to the appraiser as such appraiser may consider necessary.

6.3	Transfer of Equity Interests

(a)	Within 36 months after the effective date of the Share Transfer Agreement, for any ownership portion of the Company offered for sale by ICCDI or THVOW, SESHK has the priority to purchase such additional ownership in the Company based on the price at the Company’s restructuring (Price: RMB 446,000 for every 1% of the ownership interests) subject to the limit that the total ownership percentages in the Company held by SESHK shall not exceed 50%.

TSEC JV Contract amended in August 18, 2017	10

(b)	Either Party shall not transfer, sell, or dispose, in whole or in part, its Equity Interests to any third party without agreement in writing by the other Parties.

6.4	Continued Implementation of Contract

Prior to the Transfer of a Party’s Equity Interests, the Parties shall continue to perform their obligations under this Contract.

6.5	Effect of Transfer

The Transfer of a Party’s Equity Interest shall not release such Party from its liability to pay any sums of money accrued, due and payable, or to discharge its then-accrued and unfulfilled obligations to the Company or the other Parties.

7.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

7.1	Representations and Warranties of THVOW

THVOW hereby represents and warrants to SESHK and ICCDI as follows:

(a)       THVOW is a listed company duly organized and validly existing under the laws of the PRC and is in compliance with all conditions required to maintain its status as an enterprise legal person under the laws of the PRC.

(b)      THVOW has submitted to SESHK and ICCDI a valid, true and complete copy of its current business license.

(c)      THVOW has taken all appropriate and necessary actions to (i) empower its legal representative or such other duly authorized representative whose signature is affixed hereto to sign this Contract and all of the agreements contemplated herein to which it is a party, (ii) authorize the execution and delivery of this Contract and all of the agreements contemplated herein to which it is a party, and (iii) authorize the performance and observance of the terms and conditions of this Contract and all of the agreements contemplated herein.

(d)      THVOW has obtained all licenses, permits, consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the agreements contemplated herein to which it is a party; provided, however, that this Contract shall be subject to the approval of the Examination and Approval Authority or other authority before the it may become effective.

(e)      Upon the approval of the Examination and Approval Authority, this Contract shall constitute the legal, valid and binding obligation of THVOW and is enforceable against THVOW in accordance with the terms herein.

TSEC JV Contract amended in August 18, 2017	11

(f)      THVOW's execution, delivery and performance of this Contract or any of the other agreements contemplated herein will not violate any of the constitutional documents, any other agreement or obligation of THVOW or its Affiliates, or currently effective law, regulation or decree of China that may be applicable to any aspect of the transactions contemplated hereunder.

(g)      All information supplied to SESHK and ICCDI by THVOW in relation to this Contract, including information concerning the business and financial status of THVOW and any relevant assets, inventories and outstanding contractual arrangements with their respective suppliers and customers, is true and correct in all material respects, whether any of the same has been verified or audited by an independent third party or not.

(h)      THVOW is in compliance in all material respects with all applicable laws, including in connection with the operation of its business. THVOW has not received written notice of any material violation of any law, or any potential legal liability, relating to the operation of its business.

(i)       THVOW is not in default under, and, to the knowledge of THVOW, no condition exists that with notice or lapse of time or both would constitute a default or could give rise to a right of early termination, cancellation or accelerated termination under, any license, permit, consent, approval or authorization held by THVOW prior to the expiration of its terms.

(j)       THVOW is not the subject of any existing, pending, threatened or contemplated (i) bankruptcy, insolvency or other debtor’s relief proceeding, or (ii) litigation, claim, action, suit or other judicial or administrative proceeding, which could adversely affect THVOW’s right or ability to enter into this Contract or to consummate the transactions contemplated herein.

(k)      THVOW agrees that the Company shall be liable for the payment of the Sub-license Royalty To GTI under the sub-license Project.

7.2	Representations and Warranties of SESHK

SESHK hereby represents and warrants to THVOW and ICCDI as follows:

(a)       SESHK is a company duly organized, validly existing and in good standing under the laws of Hong Kong Special Administrative Region.

(b)      SESHK has submitted to THVOW and ICCDI a valid, true and complete copy of its certificate of incorporation.

(c)      SESHK and its Affiliates have taken all appropriate and necessary corporate actions to (i) empower its duly authorized representative whose signature is affixed hereto to sign this Contract and all of the agreements contemplated herein to which it is a party, (ii) authorize the execution and delivery of this Contract and all of the agreements contemplated herein to which it is a party, (iii) authorize the performance and observance of the terms and conditions of this Contract and all of the agreements contemplated herein.

TSEC JV Contract amended in August 18, 2017	12

(d)      SESHK has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the agreements referred to herein to which it is a party; provided, however, that this Contract shall be subject to the approval of the Examination and Approval Authority or other authority before it may become effective.

(e)      Upon the approval of the Examination and Approval Authority, this Contract shall constitute the legal, valid and binding obligation of SESHK and is enforceable against SESHK in accordance with the terms herein.

(f)	SESHK's execution, delivery and performance of this Contract or any of the other agreements contemplated herein will not violate any of its constitutional documents, any other agreement or obligation of SESHK, or currently effective law, regulation or decree of the PRC that may be applicable to any aspect of the transactions contemplated hereunder.

(g)      All information supplied to THVOW and ICCDI by SESHK in relation to this Contract, including information concerning the business and financial status of SESHK and any relevant assets, inventories and outstanding contractual arrangements with their respective suppliers and customers, is true and correct in all material respects, whether any of the same has been verified or audited by an independent third party or not.

(h)      SESHK is in compliance in all material respects with all applicable laws, including in connection with the operation of its business. SESHK has not received written notice of any material violation of any law, or any potential legal liability, relating to the operation of its business.

(i)       SESHK is not in default under, and, to the knowledge of SESHK, no condition exists that with notice or lapse of time or both would constitute a default or could give rise to a right of early termination, cancellation or accelerated termination under, any license, permit, consent, approval or authorization held by SESHK prior to the expiration of its terms.

(j)	SESHK is not the subject of any existing, pending, threatened or contemplated (i) bankruptcy, insolvency or other debtor’s relief proceeding, or (ii) litigation, claim, action, suit or other judicial or administrative proceeding, which could adversely affect SESHK’s right or ability to enter into this Contract or to consummate the transactions contemplated herein.

TSEC JV Contract amended in August 18, 2017	13

(k)      SESHK warrants that its contribution of the SGT rights to the Company, pursuant to the TUCA is exclusive within the Territory and no other entities and/or individuals, including SESHK and its Affiliates (excluding the existing ZZ Plant and Yima Plant), shall conduct any SGT operational business relating to sub-licensing, PDP, SGT Proprietary Equipment and services (excluding projects developed for equity investment by SESHK or its Affiliates, provided, however, that such projects shall meet the conditions of the relevant terms of the TUCA and the Restructuring Agreement). During the Joint Venture Term, if SESHK or its Affiliates conducts SGT operational business relating to sub-licensing, PDP, SGT Proprietary Equipment within the Territory that result in breach of the above and the terms in the related agreements, THVOW’s actual losses shall be compensated pursuant to the relevant legal requirements, and if any profits are realized as a result of such breach, such profits shall be paid from SESHK to THVOW unconditionally.

(l)        SESHK warrants that the exclusive usage rights of the SGT which it has granted to the Company are legitimate and continuously existing. During the Joint Venture Term, if the Company loses such continuing SGT usage rights due to reasons attributable to a breach by SESHK of its warranties under this Contract, THVOW’s actual losses shall be compensated pursuant to the relevant legal requirements.

(m)     SESHK warrants to provide the Company with all of the SGT Know-How and technical data described in Annex 2 hereto. For the 0.2MPa and 1.0MPa Projects similar to the ZZ Plant and Yima Plant (new technology excluded) SESHK shall be responsible for the various SGT technology performance guaranteed parameters under the PSA for the Project. SESHK warrants to make sure the Company has the capability to produce the PDP design and guarantee performance for SGT (similar to ZZ Plant and/or Yima Plant), and SESHK will bear the costs where support and assistance by SESHK and its Affiliates and/or partners are needed. After the Company has completed two Projects (similar to ZZ Plant and/or Yima Plant) and once these Projects have achieved their required technical performance guaranteed parameters, SESHK shall not be required to continue providing such warranties or support or assistance

7.3       Representations and Warranties of ICCDI

ICCDI hereby represents and warrants to SESHK and THVOW as follows:

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(a)	ICCDI is a company duly organized and validly existing under the laws of the PRC and is in compliance with all conditions required to maintain its status as an enterprise legal person under the laws of the PRC.

(b)	ICCDI has submitted to SESHK and THVOW a valid, true and complete copy of its current business license.

(c)	ICCDI has taken all appropriate and necessary actions to (i) empower its legal representative or such other duly authorized representative whose signature is affixed hereto to sign this Contract and all of the agreements contemplated herein to which it is a party, (ii) authorize the execution and delivery of this Contract and all of the agreements contemplated herein to which it is a party, and (iii) authorize the performance and observance of the terms and conditions of this Contract and all of the agreements contemplated herein.

(d)	ICCDI has obtained all licenses, permits, consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the agreements contemplated herein to which it is a party; provided, however, that this Contract shall be subject to the approval of the Examination and Approval Authority or other authority before the it may become effective.

(e)	Upon the approval of the Examination and Approval Authority, this Contract shall constitute the legal, valid and binding obligation of ICCDI and is enforceable against ICCDI in accordance with the terms herein.

(f)	ICCDI 's execution, delivery and performance of this Contract or any of the other agreements contemplated herein will not violate any of the constitutional documents, any other agreement or obligation of ICCDI or its Affiliates, or currently effective law, regulation or decree of China that may be applicable to any aspect of the transactions contemplated hereunder.

(g)	All information supplied to SESHK and THVOW by ICCDI in relation to this Contract, including information concerning the business and financial status of ICCDI and any relevant assets, inventories and outstanding contractual arrangements with their respective suppliers and customers, is true and correct in all material respects, whether any of the same has been verified or audited by an independent third party or not.

(h)	ICCDI is in compliance in all material respects with all applicable laws, including in connection with the operation of its business. ICCDI has not received written notice of any material violation of any law, or any potential legal liability, relating to the operation of its business.

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(i)	ICCDI is not in default under, and, to the knowledge of ICCDI, no condition exists that with notice or lapse of time or both would constitute a default or could give rise to a right of early termination, cancellation or accelerated termination under, any license, permit, consent, approval or authorization held by ICCDI prior to the expiration of its terms.

(j)	ICCDI is not the subject of any existing, pending, threatened or contemplated (i) bankruptcy, insolvency or other debtor’s relief proceeding, or (ii) litigation, claim, action, suit or other judicial or administrative proceeding, which could adversely affect ICCDI’s right or ability to enter into this Contract or to consummate the transactions contemplated herein.

(k)	ICCDI agrees that the Company shall be liable for the payment of the Sub-license Royalty To GTI under the sub-license Project.

8.	RESPONSIBILITIES OF THE PARTIES

8.1	Responsibilities of THVOW

In addition to its other obligations under this Contract, THVOW shall have the following responsibilities:

(a)       Making its cash contributions to the registered capital of the Company in accordance with relevant provisions of this Contract;

(b)      Actively assisting the Company in obtaining all necessary approvals, grants, consents, permits, and licenses for the establishment of the Company, including but not limited to, assisting in the attaining of a business license providing a term of validity and scope of business acceptable to both Parties as well as licenses, permits and approvals from the competent authorities and all other required government approvals;

(c)       Assisting the Company to obtain the most preferential tax reductions and exemptions and other investment incentives otherwise available to or for the Company under national, provincial or local laws and regulations, if any; and actively assisting the Company to obtain PRC central government endorsement of the SGT technology.

(d)      Assisting the Company in the purchase of equipment, supplies and raw materials and auxiliary materials manufactured inside the Territory;

(e)	Assisting the Company in arranging for the transportation of imported equipment and materials (if any);

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(f)	Manufacturing SGT Proprietary Equipment and other equipment for SGT Projects and selling such equipment to the Company. THVOW shall also ensure that all the equipment to be provided to the Company are fully compliant with PRC law and have all approvals and permits required under PRC law, and are in good condition in all material aspects. A separate equipment sales agreements shall be executed (see Annex 6);

(g)      Assisting the Company in applying for and procuring documents and/or licenses, and in carrying out all customs procedures and formalities, for the import of machinery, equipment, materials, supplies and office equipment;

(h)	Assisting with the entry visas and working permits for expatriates who will provide services to the Company;

(i)	Assisting the Company in the smooth transfer of employees recruited by the Company from THVOW and with the recruitment of other qualified Management Personnel and Working Personnel;

(j)	Assisting SESHK’s Affiliate in completing the performance acceptance test of the Yima Plant in a timely manner;

(k)	Assisting the Company to license and sell SGT Proprietary Equipment for a high-pressure gasifier of no less than 3.0MP(a) at the lowest capital cost possible, including the financing of a lump sum turn-key solution for a SGT gasification island;

(l)	Undertaking non-disclosure obligations and liabilities under this Contract and the TUCA; and

(m)     Handling other matters entrusted to it from time to time by the Company and as agreed by THVOW.

8.2 Responsibilities of SESHK

In addition to its other obligations under this Contract, SESHK shall have the following responsibilities:

(a)	Making its contributions to the registered capital of the Company in accordance with relevant provisions of this Contract;

(b)	Performing its obligations under this Contract;

(c)	SESHK commits to the smooth transfer of its key personnel into the Company, so as to ensure that the SGT could can be completely and continuously implemented by the Company (the Company has the right to select the personnel from SES Shanghai who are appropriate for the Company per Section 14.2); in principle,

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the Company will execute the employment contracts with the said personnel with remuneration no less than their previous amounts;

(d)	Providing the Company with access to SESHK’s global marketing and sales information, and assistance in preparing the marketing and sales plan for the Company as per conditions mutually agreed by the Parties;

(e)	Ensuring that SESHK will be responsible for supplying a complete and workable SGT for projects similar to the ZZ Plant and Yima Plant, and that the Company does not need to make additional payment for the use of SGT by the Company, except for the ***% Sub-license Royalty To GTI.

(f)	Providing the Critical Design Parameters free of charge for every Project which implements SGT;

(g)	Assisting the Company in the purchase of equipment, supplies and raw materials and auxiliary materials manufactured outside the Territory;

(h)	Assisting the Company in the smooth transfer of SES Shanghai’s employees recruited by the Company to the Company. Prior to the establishment of the Company, ZCM has the right to select the personnel from SES Shanghai who are appropriate for the Company per Section 14.2), and assisting with the recruitment of other qualified Management Personnel and Working Personnel;

(i)	Assisting the Company to obtain access to lab and bench-scale coal testing services at the ZZ Plant or other operating facilities which SESHK and its Affiliates control, free of charge, provided that the Company provides sufficient free coal to run the ZZ Plant at full capacity for five (5) or more days;

Ensuring that the Company obtains free access to all the coal testing data, currently and in the future, of various coals from SESHK and its affiliate and GTI (if any)

(j)	Providing engineering design reviews for the benefit of the Company as described in the TUCA;

(k)	Providing SGT related documents as described in Annex 2 pursuant to the Contract; if SESHK is found to have deliberately provided false information, or conceal any technology or SGT Know-How described in Annex 2, it shall indemnify the Company for any losses pursuant to the relevant legal requirements;

(l)	Handling other matters entrusted to it by the Company and as unanimously agreed upon from time to time.

*** This information has been omitted in reliance upon Rule 24b-2 under the Securities Exchange Act of 1934, as amended and has been filed separately with the Securities and Exchange Commission.

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8.3 Responsibilities of ICCDI

In addition to its other obligations under this Contract, ICCDI shall have the following responsibilities:

a)     Making its cash contributions to the registered capital of the Company in accordance with relevant provisions of this Contract;

b)     Actively assisting the Company in obtaining all necessary approvals, grants, consents, permits, and licenses for the establishment of the Company, including but not limited to, assisting in the attaining of a business license providing a term of validity and scope of business acceptable to both Parties as well as licenses, permits and approvals from the competent authorities and all other required government approvals;

c)     Assisting the Company to obtain the most preferential tax reductions and exemptions and other investment incentives otherwise available to or for the Company under national, provincial or local laws and regulations, if any; and actively assisting the Company to obtain PRC central government endorsement of the SGT technology.

d)      Assisting the Company in the purchase of equipment, supplies and raw materials and auxiliary materials manufactured inside the Territory;

e)	Assisting the Company in arranging for the transportation of imported equipment and materials (if any);

f)       Assisting the Company in applying for and procuring documents and/or licenses, and in carrying out all customs procedures and formalities, for the import of machinery, equipment, materials, supplies and office equipment;

g)	Assisting with the entry visas and working permits for expatriates who will provide services to the Company;

h)	Assisting the Company in the recruitment of other qualified Management Personnel and Working Personnel;

i)	Assisting SESHK’s Affiliate in completing the performance acceptance test of the Yima Plant in a timely manner;

j)	Assisting the Company to license and sell SGT Proprietary Equipment for a high-pressure gasifier of no less than 3.0MP(a) at the lowest capital cost possible, including the financing of a lump sum turn-key solution for a SGT gasification island;

k)	Undertaking non-disclosure obligations and liabilities under this Contract and the TUCA; and

l)

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m)      Handling other matters entrusted to it from time to time by the Company and as agreed by ICCDI.

8.4 Non-Competition

(a)	During the Joint Venture Term, the Company shall be the exclusive legal entity within the Territory, subject to the provisions in the TUCA, for the marketing and sale of any gasification technology that utilizes SGT Feedstock, even though SESHK acknowledges and agrees that THVOW and/or ICCDI shall continue to manufacture and sell within the Territory gasification equipment outside the scope outlined in paragraph(c) below.

(b)	After the termination of the Company, THVOW and/or ICCDI must obtain written consent from SESHK for the development and marketing of any gasification technology similar to the SGT utilizing the SGT; and after the expiration of the Joint Venture Term, the Parties shall settle such matters according to mutual agreement.

(c)	THVOW and/or ICCDI shall have the right to bid on and manufacture any equipment in the Territory if THVOW and/or ICCDI obtains SESHK’s prior written consent to bid on and manufacture other Pressurized Fluidized Bed gasification technology equipment.

(d)	During the Joint Venture Term, THVOW and/or ICCDI shall sell only through the Company, any proprietary equipment to the Projects that utilize the SGT within the Territory (excluding the event where a customer only purchases an SGT license and is not willing to purchase equipment from THVOW and/or ICCDI or the Company). If the Company intends to develop any other gasification technology, it shall be submitted to the Board for unanimous Board approval.

9.	Environmental PROTECTION

The Company shall comply with currently effective environmental protection, health and safety, and other compliance rules of the PRC imposed on the Company during the operation and shall undertake any costs of bringing the Company's operations (but not the individual operations of either Party hereto) into compliance with any subsequent officially-promulgated environmental protection, health and safety, and other compliance rules of the PRC imposed on the Company.

10.	PURCHASE OF MATERIALS

In accordance with this Contract, the Company shall be entitled to purchase and acquire necessary raw materials, tools, machines and equipment, parts, office supplies and services for the establishment and operation of the Company, from both the domestic and international market on a best value basis. THVOW will assist the Company in obtaining raw materials, utilities services and on-site support, per the above. All such raw materials, machines and equipment, and parts shall be in compliance with the applicable quality standards of the Company and PRC laws and regulations. The Company shall have the right to utilize the service of THVOW, SESHK or any third party for purchase of, or may directly purchase parts, materials and office supplies from overseas markets, subject to approval by the Board of Directors of the Company. The Parities shall use their best efforts to procure the lowest possible prices for the materials to be purchased by the Company.

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11.	Business Development and Operation

11.1	Development of Business

(a)	The Company’s main focus shall be the marketing and sub-licensing of the SGT, the sale of SGT Proprietary Equipment and other equipment, and the sale of Services.

(b)	In furtherance of paragraph (a) above, the Company shall develop specific marketing materials and websites for each country in the Territory, promote the SGT at industry conferences, make all reasonable efforts to have the PRC central government endorse the SGT technology host events for prospective customers, maintain prospects lists and organize all other activities typical of a well-managed and aggressive sales and marketing effort.

11.2	Business Implementation

(a)	The Company will grant technology sublicenses, sell SGT Proprietary Equipment and other related equipment, and provide Services to third parties in the Territory.

(b)	The Company will endeavour to further expand the scope of supply of equipment from only SGT Proprietary Equipment to also including other gasification upstream and downstream technology, equipment and pre-fabricating modularization of equipment (if applicable).

11.3	Engineering, Procurement and Construction

The Company will endeavour to expand the scope of supply of equipment and engineering design with a key objective to eventually include turnkey gasification island offerings with expansion to gas cleaning.

12.	BOARD OF DIRECTORS AND BOARD OF SUPERVISORS

12.1	Establishment

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The Board of Directors of the Company shall be established by the Parties and shall hold its first meeting within thirty (30) days of the Establishment Date.

12.2	Composition and Term

The Board of Directors shall be composed of eight (8) Directors, of whom four (4) shall be appointed by THVOW, two (2) by SESHK and two (2) by ICCDI. THVOW shall appoint the Chairman of the Board, SESHK shall appoint the Deputy Chairman. The tenure of Directors on the Board, including Chairman and Deputy Chairman, shall be no more than three (3) years. Directors may be permitted to serve another term if re-appointed. Any vacancy created in the Board of Directors shall be filled by the Party which originally appointed the absent Director causing the vacancy. Any Party may at any time remove for any reason any or all of the individuals appointed by such Party as a Director and appoint in lieu thereof another individual or individuals to serve the remainder of the relevant term(s).

12.3	Legal Representative

The Chairman of the Board shall be the legal representative of the Company and shall act in accordance with the specific decisions, resolutions and instructions of the Board of Directors. Whenever the Chairman is unable to fulfil his/her duties to call and preside over a board meeting, the Deputy Chairman has the right to act for and on his/her behalf.

12.4	Authority

The Board of Directors shall be the highest authority of the Company and shall make decisions on all major and important matters of the Company. The rules of procedure governing the Board of Directors and its powers and responsibilities are set forth in this Contract and the Articles of Association.

12.5	Personal Liability of Directors

A Director, including the Chairman and Deputy Chairman, shall not have personal liability for action he/she undertakes on behalf of the Company within the scope of authority of this Contract, the Articles of Association or the Board resolutions unless his or her action:

(a)           is outside the scope of the approval or authorization by this Contract or the Board resolution; or

(b)           is in breach of Articles 147-151 of the Company Law of the PRC; or

(c)           is in breach of the laws and regulations of the PRC at the time.

Any Director, including the Chairman and Deputy Chairman, acting in violation of this Contract or Board resolutions shall indemnify and hold harmless the Company against all losses caused to or liabilities and expenses incurred by the Company. The Company shall, to the extent permitted by law, indemnify any Director for damages or losses incurred in good faith by such Director in the performance of his or her obligations.

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12.6	Matters to be decided by the Board

Matters to be decided by the Board shall be approved by a simple majority vote of the Directors except for the matters listed below which shall require a unanimous vote of Directors:

(a)	Amendment to the Contract and the Articles of Association;

(b)	Termination, liquidation or dissolution of the Company；

(c)	Increasing, reducing or transferring the registered capital of the Company;

(d)	Merger of the Company with another entity or separation of the Company;

(e)	Any matters relating to the IPO or listing of the Company, including transforming the Company to be a joint stock limited company;

(f)	Capitalization, separation, liquidation, voluntary winding-up, or dissolution of the Company, or commencement of any bankruptcy, liquidation or winding- up procedures;

(g)	Issuing any bond of the Company, borrowing, lending or guarantee of an amount exceeding RMB 50,000,000 each or making of a restructuring or other arrangements with creditors;

(h)	Approval of the annual budget (i.e. the operating plan, forecasted revenues and forecasted expenses) and final account, investment plan, and profit distribution plan; approval of any capital expenditure, investment or other purchase of tangible or intangible assets by the Company exceeding by ten percent (10%) of the approved annual budget;

(i)	Company’s redeeming, purchasing or otherwise buying the shares or debt from a Party;

(j)	Any transfer, sale, lease or other manner of disposition of, or the granting of a mortgage, pledge or lien on any intellectual property;

(k)	Approval of the participation by the Company in any project of any competitor of SESHK’s existing or potential global partner;

(l)	Entering into any related-party transaction that is not on an arm’s length basis;

(m)	Adopting the business plan setting forth the guidelines and procedures for continuing the operation of the Company after substantial losses sustained by the Company for four (4) out of eight (8) consecutive quarters;

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(n)	Deciding on the branding and/or trademarks of the Company;

(o)	Deciding the policy and procedure for protecting Confidential Information;

(p)	Other issues that are unanimously agreed by the members of Board to be decided by the Board.

12.7	Deadlock

In the event of a deadlock the Parties will follow relevant laws and will work in good faith to try and resolve such deadlock.

12.8	Board Meetings

The regular meetings of the Board of Directors shall be held at least two (2) times per calendar year, with each regular meeting to be held no later than twenty (20) days before closing of each half of that calendar year, unless otherwise agreed by the Parties. Meetings of the Board of Directors shall normally be held at the registered address of the Company at the date as set by the Chairman, but may be held at the alternative location and/or date as proposed by one Party if the other Party expresses no objection to such proposal or, though expresses objection, fails to propose an alternative location and/or date for the meeting within two (2) weeks of the originally proposed date by the first Party, where the other Party shall be deemed to be in attendance and counted for the purpose of the quorum.

12.9	Interim Board Meeting

Within three (3) days after the receipt of the written proposal by at least one-third (1/3) of the Directors requesting that an interim Board meeting be held, either the Chairman or the Deputy Chairman shall send a written notice calling an interim Board meeting. Interim Board meetings shall be held, in principle, in the form of teleconference or video-conference.

12.10	Notice of Meetings

The written notice shall be sent at least twenty (20) days prior to any Board meeting specifying the agenda, time and place of the meeting. Such notice may be waived by the unanimous consent of all Directors attending (in person or by proxy) the meeting. A Board meeting shall be convened not less than twenty (20) days or more than thirty (30) days from the date of the notice.

12.11	Emergency Board Meeting

In extraordinary circumstances requiring immediate action by the Board and otherwise as provided in this Contract, the Chairman or the Deputy Chairman may call an emergency meeting of the Board. The Chairman shall send written notice at least twenty-four (24) hours prior to any emergency meeting, specifying the agenda, time and place of the meeting.

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12.12	Attendance

A Director may attend a Board meeting in person, by conference telephone or designating another person by proxy to vote in his place. Such designation shall be in writing and signed by the Director, and shall identify the meeting or meetings at which the person may act as a proxy and any instructions that may be applicable to the proxy. A Director may appoint another Director as his proxy. A person acting as a proxy may do so for more than one (1) Director.

12.13	Quorum for Meetings

The quorum for a Board meeting shall consist of two-thirds (2/3) of the Directors present in person or by conference telephone or by proxy, with each Party having at least one (1) Director present. However, if a proper notice to convene a Board meeting has been given and if the Directors appointed by a Party fail to attend the meeting by themselves or by proxy or by conference telephone, and therefore a quorum is not present as aforesaid, such Board meeting shall be adjourned and reconvened at the same location and time fifteen (15) days later. If, at the reconvened Board meeting, these Directors still fail to attend by themselves or by proxy or by conference telephone, the present Directors shall vote in respect of the resolution(s) (the proposal of which shall have already been set out in the enclosures of the notice of the Board meeting). Resolutions passed in such manner shall have full legal effect.

12.14	Voting

The Directors may vote on any matters by attending meetings in person, by telephone conference or by proxy. Each Director, including the Chairman and Deputy Chairman, shall have only one vote. Matters not requiring a unanimous vote by the Board of Directors shall be decided by a simple majority vote of the Directors at a meeting at which a quorum is present.

12.15	Written Consent

The Board of Directors may conduct any business and make decisions and take actions that could have been otherwise duly taken pursuant to a Board meeting by means of a unanimous written consent in lieu of a meeting.

12.16	Compensation and Expenses

The Company shall not pay any fee, remuneration or subsidy to any Director for his/her attendance at a Board meeting. The Company shall reimburse a Director for reasonable expenses incurred in respect of travelling, accommodations and other living expenses to attend Board meetings.

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12.17	Minutes

Minutes shall be kept for each Board meeting and signed by all Directors present at the Board meeting in person or by proxy. In order to facilitate the smooth conduct of Board meetings, the Deputy Chairman shall appoint a “designee” for the purpose of the Board meeting. The duties of such designee shall be to take detailed minutes of the Board meeting, procure the proper signatures for the adoption of such minutes, translate or arrange for the translation of documents and dispatch documents relating to the Board meeting to the Directors. Minutes of the Board meeting shall be maintained in both Chinese and English. Copies of the minutes in both Chinese and English languages shall be sent to THVOW, ICCDI and SESHK at the addresses set forth in Article 28.6 herein.

12.18	Appointment of the Supervisors

(a)      The Company shall have two (2) Supervisors, one (1) of whom shall be appointed by THVOW, and one (1) of whom shall be appointed by SESHK. The chairman of the Board of Supervisors shall be appointed by THVOW. At the execution of the Contract and the Articles of Association, one (1) Supervisor shall be appointed at each time and each Party shall notify in writing the other Party of the names of its appointee(s).

(b)      Each Supervisor shall be appointed for a term of three (3) years and may serve consecutive terms if reappointed by the Party originally appointing that Supervisor. A Supervisor shall serve and may be removed at the discretion of the Party which appointed that Supervisor. If an office of a Supervisor is vacated by the retirement, resignation, illness, disability or death of such Supervisor or by the removal of such Supervisor by the Party which originally appointed that Supervisor, the Party which originally appointed such Supervisor shall appoint a successor to serve out such Supervisor's remaining term.

(c)      No member of the Board or Management Personnel may concurrently serve as Supervisor.

12.19	Powers of the Supervisors

(a)	To supervise the management of the Company, the Supervisors may take the following actions:(i) inspect accounting records, vouchers, books and statements of the Company; (ii) supervise the duty-related acts of the Directors and Management Personnel, to put forward proposals on the removal of any Director or Management Personnel who violates any law, administrative regulation, the bylaw or any resolution of the Board meeting; (iii) request the Board members and the Management Personnel to rectify their conducts which are prejudicial to the interest of the Company;(iv) propose to call interim shareholders’ meetings, to call and preside over shareholders’ meetings when the Board of Directors does not exercise the function of calling and presiding over Board meetings as prescribed under the PRC Company Law; (v) attend meetings of the Board and to make queries or suggestions regarding matters to be resolved by the Board; (vi) conduct investigation in respect of any abnormal operation of the Company; (vii) put forward proposals at Board meetings; and (viii) initiate actions against Directors or Management Personnel according to Article 152 of the PRC Company Law.

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(b)      Each Supervisor shall serve the Company in such capacity without any remuneration, but all reasonable costs incurred by the Supervisors in the performance of their duties as Supervisor of the Company shall be borne by the Company.

12.20	Further Policies and Procedures

The Company shall abide by any other policies and procedures adopted by the Board. The Parties shall take all appropriate actions to cause the Board of Directors and board of Supervisors to adopt standards of conduct and business practices in conformity with the laws and regulations of the PRC and such laws and regulations which apply to SESHK’s operations outside the United States, provided that they do not conflict with the laws and regulations of the PRC.

13.	MANAGEMENT ORGANIZATION

13.1	Establishment

(a)	The Board of Directors shall establish a management organization comprised of Management Personnel who shall be in charge of the day-to-day operations and management of the Company. The management organization shall include and be headed by one (1) General Manager. The General Manager shall establish the management team subject to the approval of the Board. The General Manager shall be nominated by ICCDI.

(b)	The Management Personnel shall also consist of, three (3) Vice General Managers, one (1) Chief Technology Officer, one (1) Chief Financial Officer, and one (1) Chief Accountant. One (1) Chief Financial Officer and two (2) Vice General Managers (including one in charge of marketing) shall be nominated by THVOW. Another Vice General Manager, Chief Technology Officer, and the Chief Accountant shall be nominated by SESHK. Material financial matters shall be subject to the mutual decision of the Chief Financial Officer and the Chief Accountant and shall be managed in accordance with the financial delegation of authority of the management policies of the Company.

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(c)      The candidates shall be officially appointed following approval by the Board of Directors. Each Party agrees to cause the Directors appointed by it to approve the other Parties’ nominees for the Management Personnel. The tenure of the Management Personnel shall be no more than four (4) years, but they may be permitted to serve subsequent terms. If it becomes necessary, due to dismissal or resignation, to replace a member of the Management Personnel, the Party which originally nominated such individual shall nominate a replacement to serve the remainder of the relevant term.

13.2	The General Manager shall be responsible for carrying out the decisions of the Board of Directors and organizing and directing the day-to-day operations of the Company. Specifically, the General Manager shall perform the following duties:

(a)	to implement the resolutions of the Board；

(b)	to manage the Company to ensure the purpose of the Company is achieved, as outlined in Article 4.1;

(c)	to be responsible for the profits (or losses) of the Company;

(d)	to draft the annual financial budget and annual accounts of the Company for the Board’s approval;

(e)	to stipulate the basic management rules and specific regulations of the Company;

(f)	to work on the rational and efficient allocation of Company resources (e.g. capital resources, human resources, etc.);

(g)	to oversee the dedicated business development personnel;

(h)	to manage the personnel responsible for developing business;

(i)	other matters as delegated by the Board.

13.3	The Chief Financial Officer and the Chief Accountant shall be responsible for the supervision and maintenance of proper records and forecasts of the Company’s financial performance. The Vice General Manager shall be responsible for assisting General Manager for the operations of the Company. The mechanical engineer shall be the main interface with THVOW for equipment procurement and shall be responsible for equipment mechanical specifications, materials selection, engineering, fabrication techniques, and quality control which include all shop and field inspections (pressure tests, all NDT methods and related inspections) of materials and fabrication quality. The Chief Technology Officer shall be responsible for technical support to technical pricing in sales, marketing or customer proposals, process design and SGT performance, PDPs, SGT Proprietary Equipment process specifications, all other gasification system equipment process specifications, non-equipment engineering design packages, technical proposals, operating instructions and all other process related gasification-related matters. The Marketing Director shall be responsible for the marketing and sales of SGT and SGT related equipment for the Company.

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13.4	Indemnification to the Management

The specific powers and responsibilities of Management Personnel shall be prescribed in the relevant provisions of the Articles of Association of the Company. Except for gross negligence, no Management Personnel shall have any personal liability for any acts performed in good faith, in the normal course of their employment and within the scope of activities permitted to be engaged in by such Management Personnel as set forth in this Contract and the Articles of Association.

13.5	Compensation

Matters such as salaries, wages, subsidies, benefits, insurance, allowances, rewards and other compensation matters of Management Personnel, except for Seconded Personnel, shall be stipulated in the Labour Contract between the Company and such Management Personnel.

13.6	Confidentiality and Non-Competition

Each member of the Management Personnel shall, as a precondition to employment by the Company, execute a written agreement in form and substance acceptable to the Board which shall contain provisions prohibiting the disclosure of confidential information obtained during the course of employment with the Company and prohibiting such personnel from competing with the business of the Company.

Except for Seconded Personnel, all Management Personnel are forbidden from concurrently serving or working in any other company, unit, entity or organization whatsoever unless approved in writing by the Board.

13.7	Management By-laws

The Company shall publish Management By-laws, which shall regulate coordination of responsibilities within management, reporting and work procedures; areas of responsibility, decision-making competency, any other issues decided by the Board.

The said Management By-laws, as approved by the Board at the first Board meeting, shall be provided in both Chinese and English.

14.	LABOUR MANAGEMENT

14.1	Enterprise Autonomy

The Company shall have all possible autonomy under the laws and regulations of the PRC concerning the recruitment, employment, compensation, welfare benefits, procurement of labour insurance, promotion, discipline and dismissal of Working Personnel. The labour policies of the Company shall be determined in accordance with applicable PRC labour law, labour contract law and regulations and the relevant local rules on labour management in foreign investment enterprises.

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14.2	Employment

The Company shall have right to select from SES Shanghai. The Company and SESHK will consult with each other on the remuneration of such SES Shanghai employees, and execute a separate memorandum on the employment of such employees within ten (10) working days of the execution of this Contract.

The qualification and number of Working Personnel shall be determined in accordance with the operating needs of the Company as determined by the Board. Each Working Personnel shall, as a condition to employment by the Company, execute a Labour Contract with the Company, to the extent permitted by the labour laws and regulations of the PRC. Working Personnel shall observe the various rules and regulations of the business of the Company in fulfilling their respective tasks.

Prior to the establishment of the Company, various SES Shanghai employees provided services to the ZZ Plant and the Yima Plant. Should the ZZ Plant require such services or support after the establishment of the Company, the Company shall provide such services or support, as reasonably requested, at cost. Should the Yima Plant require such services or support after the establishment of the Company, the Company shall provide such services or support, as reasonably requested, at a reasonable mark-up.

14.3	Compensation Packages and Labour Protection

Matters such as compensation, wages, subsidies, benefits, insurance, allowances, rewards, and other compensation matters of Working Personnel shall be stipulated in the Labour Contract between the Company and each Working Personnel; the provisions therein shall be in compliance with Applicable Law.

The Company shall conform to rules and regulations of the Chinese government concerning labour protection. Working Personnel shall have the right to establish a Labour Union in accordance with the applicable laws.

14.4	Training

All candidates, except for the Management Personnel and the personnel taken over from SES Shanghai to the Company, must satisfactorily complete the training program(if any) specified in their Labour Contracts and a subsequent probationary period of work before they will be officially considered employees of the Company. An employee’s direct supervisor shall have right to decide, on behalf of the Company, whether such persons have successfully completed their probationary period and shall be granted employment, or that such persons shall not be granted employment for whatever reasons, including lack of qualification or otherwise. Any person to whom the Company does not offer employment after the probationary period shall be given notice before dismissal.

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15.	ANNUAL OPERATING PLANS AND BUDGETS

15.1	Preparation

The General Manager shall be responsible for the preparation of the annual operating plans and budgets of the Company. The operating plan and budget for the next fiscal year shall be submitted to the Board of Directors for examination and approval prior to November 1of each year and shall include detailed plans and projections regarding:

(a)	capital expenditures of the Company;

(b)	estimated revenues, expenditures and profits of the Company;

(c)	staffing levels and plans for training personnel of the Company; and

(d)	marketing and Project development plans and policies.

15.2	Examination and Implementation

The Board of Directors shall complete its examination and approval of each annual operating plan and budget for the next fiscal year prior to the end of December 31st of each year. The Management Personnel shall be responsible for the implementation of the annual operating plan and budget as approved by the Board.

16.	TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION

16.1	Tax Treatment

The Company shall pay taxes in accordance with relevant Chinese laws and regulations and shall enjoy all preferential tax and customs treatment available to it under the PRC law. In order to confirm the tax treatment applicable to the Company, the Parties shall, immediately after the Establishment Date, procure that the Company submit an application to the appropriate tax authorities of China requesting confirmation of the tax and duty exemptions, reductions and other preferences to be accorded to the Company.

Furthermore, with the Assistance of THVOW, the Company shall also apply for any other reductions of or exemptions from relevant taxes and customs duties which are now available or will become available to the Company under any of the laws and regulations of the PRC.

16.2	Statutory Common Reserve

After fully making up accumulated losses of previous years, if any, and payment of taxes in accordance with the relevant laws and regulations of the PRC, the Company shall allocate and reserve ten percent (10%) of its annual after-tax profits as the Company's statutory common reserve. The Company may stop allocating and reserving the profits if the aggregate balance of the common reserve accounts for over fifty percent (50%) of the Company's registered capital. After the Company has drawn statutory common reserve from the after-tax profits, it may, upon a resolution made by the Board meeting, draw a discretionary common reserve from the after-tax profits. The amount to be drawn as statutory common reserve shall be decided by the Board annually in accordance with the financial status of the Company and pursuant to the laws and regulations of China.

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16.3	Profit Distribution

(a)	After paying taxes in accordance with the law, making up losses and making contributions to the statutory common reserve, the remaining earnings of the Company shall be available for dividend distribution to the Parties. The Parties hereby agree that as long as the Company has eighteen (18) months of working capital reserved that the Company shall distribute to the Parties the profits in that fiscal year above the amount required to maintain eighteen (18) months of working capital. Distributable profits shall be distributed to the Parties within thirty (30) days of a Board resolution stipulating the distribution of such distributable profits to the Parties. Each Party shall procure that its Directors shall vote in favour of a resolution of any Board member proposing the distribution of the profits as outlined in this paragraph to the Parties. Such profits shall be distributed to a Party according to such Party’s proportion of its paid-in registered capital at the time such profits were earned.

(b)	The Company shall not distribute dividends unless the losses of previous fiscal year(s) have been fully made up. Remaining undistributed dividend from previous years must be distributed together with that of the current year and the Board of Directors shall authorise the payment of dividends from undistributed dividends from previous years at any time so long as the Company has eighteen (18) months of working capital reserved.

17.	FINANCIAL AFFAIRS AND ACCOUNTING

17.1	Accounting System

(a)	The Company shall maintain its accounts in accordance with the regulations in respect of the financial management and accounting system of foreign-invested enterprises enacted by the Ministry of Finance of the PRC and any other officially promulgated PRC laws and regulations and the provisions of this Contract and the Articles of Association. The Chief Financial Officer and the Chief Accountant, under the supervision of the General Manager, shall establish the accounting system and procedures for the Company in accordance with the enterprise accounting system and other relevant regulations. The accounting system and procedures to be adopted by the Company shall be submitted to the Board for approval. Once approved by the Board, the accounting system and procedures shall be filed with the relevant local department of finance and the tax authorities for record purpose.

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(b)      The Company shall submit reports relating to the usage of foreign investment in accordance with the laws and regulations on statistics and the statistical system of the State and of the Municipality where it is incorporated (if any) concerning the usage of foreign investment.

(c)	The fiscal year of the Company shall start on January of the year and end on December 31 of the same year. The first fiscal year of the Company shall commence on the Establishment Date and end on December 31 of the same year. The last fiscal year of the Company shall start on January 1 of the year of termination and end on the date of termination.

17.2	Books and Records

The Company shall keep true and correct records and accounts in accordance with applicable PRC accounting laws. All accounting records, vouchers, books and statements of the Company shall be made and kept in Chinese, however, on the other hand, the Company shall provide financial reports to SESHK in English on a quarterly basis in accordance with USGAAP.

17.3	Inspection of Books and Records

Each Party shall have the right to examine and copy all books of account, records, vouchers, contracts and documents of any kind that are necessary or appropriate for monitoring the financial performance of the Company. Each Party may make such examination and copies during the Company’s normal business hours, provided that such examination and copying do not unreasonably interfere with the business operations of the Company. Each Party may exercise such rights through its agent or employee or by an independent accounting firm designated by the Party (at its own cost).

17.4	Accounting Unit

The currency of accounts of the Company shall be Renminbi. When foreign currency transactions take place, the foreign currency amount will be converted into the reporting currency for recording purposes. Any increase or decrease in the balance of accounts relating to foreign currency transactions shall be translated into the currency of account in accordance with the official Foreign Exchange rate announced by the People’s Bank of China on the transaction date or on the first day of the month when the transaction takes place.

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17.5	Reports

The Company shall prepare and provide to the Parties:

(a)      Within ninety (90) days after the last day of each fiscal year, the balance sheet of the Company as of the end of such fiscal year and the related profit and loss statement and statement of cash flows for the fiscal year then ended, in each case audited as provided below.

(b)      Within thirty (30) days after the last day of each financial quarter, the unaudited balance sheet of the Company as of the end of such quarter and the related profit and loss statement (for such quarter and for the year-to-date).

(c)	Within thirty (30) days after the last day of each month, (i) a profit and loss statement for such month; and (ii) a forecast/outlook for the remainder of the current fiscal quarter, which shall include, without limitation, the number of personnel, revenue, cash balance and expenses.

17.6	Audit

A qualified independent accounting firm, licensed in China, shall be engaged by the Company as its auditor, which shall be the same auditor as engaged by THVOW, to examine and verify the annual financial statements of the Company and shall submit the audit report to the Board and the General Manager. Either Party shall also have the right to appoint an accountant registered in China or abroad to audit the accounts of the Company. The expense of the auditor shall be borne by the Party appointing the auditors. Unless the result of any such auditor is significantly different from that conducted by the Company’s auditor and are accepted by the Board, the expense of such audit shall be borne by the Company. The Company will permit such accountant to have access to the Company’s books and records and Management Personnel and will provide such accountant with office space and all other reasonable facilities to enable the accountant to carry out the audit.

17.7	Additional Reports and Provision of Returns

The Company shall provide, without charge, to any Party that may so request a copy of each tax return and report that it is required to file with any governmental entity in sufficient time prior to such filing to permit its review by such Party prior to filing.

18.	BANK ACCOUNTS AND FOREIGN EXCHANGE

The Company shall open RMB deposit accounts and Foreign Exchange deposit accounts with authorized banks in China, and the procedures for issuing and signing checks shall be implemented in accordance with the management policies of the Company. The Company may also open Foreign Exchange deposit accounts with foreign banks outside China as designated by the Board of Directors subject to approval by the relevant government authorities.

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19.	CONFIDENTIALITY

(a)       Each of the Parties acknowledges and agrees that the disclosure of its obligations under this Contract and the agreements and documents referred to herein to which it is a party will involve the disclosure of Confidential Information.

(b)       The Parties shall use all Confidential Information only for the purposes specified in this Contract, the Annexes and the other agreements and documents contemplated herein and therein to which it is a party, and shall not disclose any Confidential Information to third parties without the prior written consent of the Party providing such Confidential Information; provided, however, that a Party may be permitted to disclose Confidential Information received by it to its Affiliate(s) when such disclosure is necessary for such Party to carry out its obligations under this Contract, the Articles of Association or the other agreements referred to herein upon the execution of a non-disclosure agreement (which shall hold the receiving party to the same standard of confidentiality as the transmitting party) between such Affiliate(s) and the Party providing the Confidential Information.

(c)       The Company, the Parties and their respective Affiliates that receive Confidential Information shall make such Confidential Information available only to those of their directors, managers and personnel whose duties necessitate familiarity with such Confidential Information and shall cause such directors, managers and personnel also to comply with the confidentiality obligations set forth in Article 19(b).

(d)      The confidentiality obligations set forth in this Article 19 shall survive the termination or expiration of this Contract.

(e)       The Parties acknowledge and agree that SESHK has entered into this Contract under the condition that the SGT, the SGT Know-How and all other relevant intellectual property will be protected by THVOW, ICCDI and the Company and that THVOW, ICCDI and the Company shall protect all Confidential Information related to the SGT, and SGT Know-How and ensure that all such information is not transmitted to third parties and will be returned to SESHK at the end of the Joint Venture Term or upon liquidation of the Company and shall not be used by THVOW, ICCDI or the Company except as specifically authorized under this Contract or under the TUCA.

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(f)       This aforesaid confidentiality provisions under this Article 19 shall not jeopardize, surpass, substitute or impact the Technical Non-disclosure Agreement already entered into between THVOW and Synthesis Energy Systems, Inc. on October 11, 2009.

20.	DURATION OF THE COMPANY

The term of the Company established under this Joint Venture Contract and the Articles of Association shall be twenty (20) years, commencing on the date of issuance of the Company's Business License by the relevant administration for industry and commerce (the “Joint Venture Term”).

One (1) year prior to the expiry of the Joint Venture Term, the Parties shall enter into discussions regarding the extension of such term. If the Parties agree to extend the Joint Venture Term, they shall enter into a written extension agreement and apply to the Examination and Approval Authority for approval no less than six (6) months prior to the expiration of the Joint Venture Term. The Joint Venture Term may be extended only upon the execution of the written extension agreement by the Parties and approval of the Examination and Approval Authority.

21.	EARLY TERMINATION

This Contract may be terminated in the event that any of the conditions or events set forth below occurs:

(a)       There occurs a material breach of this Contract and such breach is not cured by the breaching Party within sixty (60) days after receipt of written notice of the breach from the non-breaching Party. In such case, the non-breaching Party may give notice of termination to the breaching Party.

(b)      The Company, THVOW, ICCDI or SESHK materially violates or fails to perform under the TUCA, and fails to timely rectify its breach or non-performance in accordance with the TUCA, and as a result, the non-breaching Party is entitled to terminate this Contract and the TUCA at its own discretion.

(c)       The Company is unable to achieve positive Net Income within 24 months after its establishment or, after such initial 24 month period, does not achieve positive Net Income in any two (2) consecutive years or sustains substantial losses for four (4) out of eight (8) consecutive quarters and the Company is unable to attain its business goals and, after consultation, the Parties are unable to agree on a business plan to improve the economic situation of the Company. In such case, either Party may give notice of termination.

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(d)      Total or partial performance of this Contract is prevented by an Event of Force Majeure lasting for more than ninety (90) days and, after consultation, the Parties are unable to agree on a method to perform this Contract. In such case, either Party may give notice of termination.

(e)       The Parties unanimously agree to terminate this Contract and agree on the terms for the dissolution of the Company.

Where the TUCA is terminated pursuant to Article 21(b) or other provisions herein, the Company shall be liquidated in accordance with Article 22.1.

In case this Contract is terminated early upon the occurrence of any of the above circumstances, the Parties shall observe and abide by the requirements and consequences as stipulated in Article 22.3.

22.	LIQUIDATION AND DISSOLUTION

22.1	Liquidation

Upon the adoption of a unanimous Board resolution to terminate this Contract pursuant to Articles 12.6 and approval by the Examination and Approval Authority to dissolve the Company, the Parties shall cause the Directors appointed by them to adopt a resolution to liquidate the Company and establish a liquidation committee. The composition, powers and functions of the liquidation committee, formulation of liquidation procedures, and payment of liquidation proceeds shall be set forth in the Articles of Association.

In the event of a liquidation of the Company, any of THVOW’s and ICCDI’s paid-in registered capital contribution to the Company after deduction of the dividends should be, or already received by THVOW and ICCDI before liquidation, shall be returned to THVOW and ICCDI in priority within the existing liquid assets (excluding the intangible assets); and SESHK shall not be entitled to such funds; and any remaining cash current net assets shall be distributed to the Parties according to the respective ownership percentage.

22.2	Effect of Dissolution or Sale as a Going Concern

The dissolution of the Company or sale of the Company as a going concern, shall not release a Party from its liability to pay any sums of money accrued, due and payable to the other Party, or to discharge its then-accrued and unfulfilled obligations including any liability to the Company or the other Party in respect of any breach of this Contract pursuant to the provisions hereof.

Notwithstanding the foregoing, prior to the liquidation of the Company, SESHK shall have (i) the right to take out from the premises of the Company any materials relating to SGT provided by SESHK, including any proprietary property provided to the Company pursuant to this Contract and any other documents, drawings, data, or information in any form; and (ii) have the right of first refusal to purchase any SGT-related intellectual property legitimately owned by the Company on the same conditions that would be afforded to any reasonable buyer. If the Company and SESHK cannot agree on such value then SESHK shall be entitled to appoint an independent valuation form to appraise the value of such SGT related intellectual property.

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22.3	Termination

(a)	After the liquidation of the Company is completed and the Company has been effectively dissolved, the Parties shall terminate this Contract and the Articles of Association in writing via their respective authorized representative(s).

(b)	Upon termination of this Contract for whatever reason, the Company shall return to SESHK the SGT related information injected as equity contribution from SESHK and any material containing SGT information or SGT Know-How. Any Improvement developed after the establishment of the Company shall be settled pursuant to the terms of the TUCA. After the establishment of the Company, any Know-How related materials developed by a Party, shall be returned to such Party.

(c)	Immediately after termination or expiration of this Contract, the Company and THVOW/ICCDI shall no longer be entitled to use SGT or SGT Know-How, subject to the terms of TUCA and above item of 22.2.(the technology developed by the Company shall belong to the Parties and under such circumstance, a purchase to the other parties can be done through consultation).

(d)	Termination or expiration of this Contract shall constitute an automatic termination of the Technology Usage and Contribution Agreement and, as a result, a termination or expiration of any authorization to use SGT or SGT Know-How.

23.	LIABILITY FOR BREACH OF CONTRACT

23.1	Breach of Contract

If a Party fails to perform any of its material obligations under this Contract, or if a representation or warranty made by a Party under this Contract is materially untrue or inaccurate, the Party shall be deemed to have breached this Contract.

23.2	Failure to Pay Capital Contributions

Provided that each of the conditions in Article 5.4 has either been expressly fulfilled or waived by the Parties, should one of the Parties fail to pay any portion of its contribution to the registered capital of the Company at the time and in the amounts stipulated in Article 5of this Contract, such Party shall be deemed to be in breach of the Contract and, in addition to any liability it may incur for such breach, such Party shall pay to the Company a late contribution penalty at a monthly rate equal to the then applicable lending rate of the same kind and duration which is published by the People’s Bank of China for Renminbi loans on the amount of the contribution due and unpaid for as long as such contribution is due and unpaid.

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23.3	Indemnity for Breach of Contract

(a)       If the Company suffers any loss, including but not limited to lost profits, as a result of a breach of this Contract by either Party, then the breaching Party shall indemnify and hold the Company harmless in relation to such loss. If the non-breaching Party suffers any loss, including but not limited to lost profits, as a result of a breach of this Contract by the breaching Party, the breaching Party shall indemnify and hold the non-breaching Party harmless in relation to such loss incurred by the non-breaching Party.

(b)       Unless it is otherwise agreed herein, in the event that any Party fails to make its contributions to the registered capital of the Company, the contributing party has the right to terminate the Contract.

23.4	Continued Implementation of Contract

During the period of breach, the Parties shall in all other respects continue their implementation of this Contract.

24.	INSURANCE

The Company shall, at its own cost and expense and at all times during the operation of the Company, procure and maintain full and adequate insurance coverage in a manner prudent and advisable for the Company. The relevant insurance policies may be obtained from any insurance company authorized to provide such policies in the PRC. The types of insurance (which shall include product liability insurance) and the value, duration and denomination of the currency of the premiums and insurance proceeds shall be determined by the Board of Directors based upon the recommendation of the General Manager based on the practices of similar business in other countries and the actual circumstances in the PRC.

25.	FORCE MAJEURE

25.1	Performance of Obligations

If any Party is prevented from performing any of its obligations due to an Event of Force Majeure, the time for performance of the obligations under this Contract specifically prevented from performance by such Event of Force Majeure shall be extended by a period equal to the period of delay caused by such Event of Force Majeure. A Party claiming inability to perform due to an Event of Force Majeure shall take appropriate means to minimize or remove the effects of the Event of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation(s) affected by the Event of Force Majeure. If an Event of Force Majeure occurs, no Party shall be responsible for any damage, increased costs or loss which the other Parties may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Contract. All other obligations under this Contract and the time for performance thereof shall remain unaffected.

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25.2	Notice

The affected Party shall immediately notify the other Party of the occurrence of any Event of Force Majeure and shall provide available evidence thereof. Should the delay caused by any Event of Force Majeure continue for more than ninety (90) consecutive days, the Parties shall settle the issue of further performance of this Contract through friendly negotiations in accordance with Article 27(a) and (b).

25.3	Continued Implementation of Contract

During the period of an Event of Force Majeure, the Parties shall in all other respects continue their implementation of this Contract.

26.	APPLICABLE LAW

The laws or regulations of the PRC which are officially published and publicly available shall apply to and govern the formation, validity, interpretation and implementation of this Contract. In the event that there is no officially published and publicly available law of China governing a particular matter relating to this Contract, reference shall be made to the relevant provisions in any treaty to which the PRC is a member or signatory. If there is no such applicable treaty provision, then reference shall be made to general international practices.

27.	DISPUTE RESOLUTION

In the event of a dispute arising out of or relating to this contract, including any question regarding its existence, validity or termination, the Parties shall first seek settlement of that dispute by friendly consultation. Upon the occurrence of a dispute, then any Party is entitled to send a notice to the other Party (the “Reconciliation Notice”), to require the Parties to attempt to solve this dispute matter through reconciliation within one (1) month after its occurrence, during which time the Parties shall attempt in good faith to resolve the disagreement and shall cause their respectively designated high level representatives (the “Dispute Representatives”) to enter into a period of thirty (30) days to negotiate to attempt to resolve the disagreement.

If the Dispute Representatives have not agreed upon the matter in issue within thirty (30) days, any Party is entitled to request the joint appointment of an internationally recognised independent expert in the area related to the matter in issue (the “Expert”) to resolve the matter in dispute, provided that, in making its determination, the Expert shall consider the interests of the Company. Such Expert's determination shall be non-binding on the Company and the Board. The Parties shall exert best endeavour in good faith to seek the settlement of the dispute and enforce the decisions made by the Expert.

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If the Parties fail to jointly appoint such Expert or the Expert fails to reach a determination related to the resolution at issue within ninety (90) days after the occurrence of the dispute, either of the Parities shall be entitled to submit the dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing, PRC.

(a)       There shall be three (3) arbitrators. THVOW shall select one (1) arbitrator ICCDI and SESHK shall each select one (1) arbitrator as well. CIETAC shall select the fourth arbitrator, (who shall not be a national of the PRC, the Hong Kong Special Administrative Region, the Macao Special Administrative Region, Taiwan or the United States), to act as the chief arbitrator. If a Party does not appoint an arbitrator within the period required by CIETAC, the relevant appointment shall be made by CIETAC.

(b)       The arbitration proceedings shall be conducted in English and Chinese. The arbitration tribunal shall apply the arbitration rules of CIETAC in effect on the date when the application for arbitration is submitted. However, if such rules are in conflict with the provisions of this article, including the provisions concerning the appointment of arbitrators, the provisions of this article shall prevail.

(c)       Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Party.

(d)      The arbitral award shall be final and binding upon all Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.

(e)	During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Contract.

28.	MISCELLANEOUS

28.1	Public Information and Publications

No public statements shall be made by one Party on behalf of the other Parties without its prior written consent.

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All marketing, advertising and promotional material relating to the Company shall be subject to prepublication review and unanimous agreement by the Parties.

28.2	Language

This Contract is executed in both English and Chinese in twelve (12) original counterparts in each language, each Party shall keep two (2) originals of each language version, with the rest to be kept by the Company. Both language versions shall be equally valid. However, Chinese version shall prevail when there is inconsistency between two versions.

28.3	Entire Agreement

This Contract and the other agreements contemplated herein constitute the entire agreement among THVOW, ICCDI and SESHK with respect to the subject matters set forth herein and therein and supersede all prior discussions, notes, memoranda, negotiations, understandings and all the documents and agreements between them relating to the same. All documents, agreements, understandings and correspondence among the Parties prior to the execution of this Contract shall, with the exception of any non-disclosure/confidentiality undertakings, become null and void automatically when this Contract enters into effect.

28.4	Amendment

Amendments to this Contract and the other agreements contemplated herein may be made only by a written agreement in English and Chinese signed by duly authorized representatives of each of the Parties and, unless prior approval from the Examination and Approval Authority is statutorily required, will become effective as soon as the amendments are filed with the Examination and Approval Authority for record.

28.5	Conflict or Inconsistency

The rights and obligations of the Parties established by and under this Contract shall continue to exist throughout the Joint Venture Term and shall not be prejudiced by the establishment of the Company, the adoption of the Articles of Association or the execution of any of the agreements contemplated herein. In the event of any conflict or inconsistency between this Contract on the one hand and the Articles of Association or other agreements contemplated herein on the other, the Articles of Association and other agreements contemplated herein shall prevail.

28.6	Notices

Notices or other communications required to be given by any Party or the Company pursuant to this Contract shall be written in English and Chinese and may be delivered personally, sent by registered airmail (postage prepaid) by a recognized courier service, or sent by facsimile transmission to the address of the other Party set forth below or such other address notified in lieu thereof. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

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(a)       Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

(b)       Notices given by air courier shall be deemed effectively given on the third business day of the delivery date (as indicated by the airway bill).

(c)        Notices given by facsimile transmission shall be deemed effectively given on the first business day following the date of transmission.

For the purpose of notices, the addresses of the Parties are as follows:

THVOW: Suzhou Thvow Technology Co., Ltd.

No. 1 Linjiang Road, Jingang Town, Zhangjiagang City, Suzhou, Jiangsu Province, 215631, PRC

Attention:

Telephone No: 0512-5673-9008

Facsimile No.: 0512-5673-9009

ICCDI： Innovative Coal Chemical Design Institute (Shanghai) Co., Ltd.

8/F, No. 717, Yishan Road, Xuhui District, Shanghai

Attention: LIAO, Bing

Telephone No.: 021-34289000

Facsimile No.: 021-34289091

SESHK: SES Asia Technologies Limited

C/O Synthesis Energy Systems, Inc. Three Riverway, Suite 300, Houston, TX 77056, USA.

Attention: Robert Wayne RIGDON

Telephone No: 001 (713) 579-0600

Any Party may at any time change its address for service of notice or communication in writing delivered to the other Parties in accordance with the terms hereof.

28.7	Waiver

Unless otherwise provided for, failure or delay on the part of any Party to exercise any right or privilege in this Contract shall not operate as a waiver of such right or privilege nor shall any partial exercise of any right or privilege preclude any further exercise thereof. Any waiver by a Party of a breach of any term or provision of this Contract shall not be construed as a waiver by such Party of any subsequent breach, its rights under such term or provision, or any of its other rights hereunder.

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28.8	Headings

The headings contained in this Contract are for reference only and shall not be deemed to be a part of this Contract or to affect the meaning or interpretation hereof.

28.9	Approval

The formation of the Company will be submitted to related PRC approval authority for approval in accordance with related legal procedures.

28.10	Effectiveness

With the signature of each Party’s representative, which has been authorized by such party’s board of directors, this Contract will come into effect on the day after the Restructuring Agreement and the Share Transfer Agreement have come into effect and upon government approval.

28.11	Appendices

The appendices in various agreements that are not modified during this restructuring of the Company shall remain effective to the Parties after the restructuring.

[signature pages follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed as of the date first above written by their duly authorized representatives.

By:

___/s/ Liao Bing________________________

Suzhou THVOW Technology Co., Ltd.

Authorized Representative:

By:

______/s/ Fred Ma_____________________

Innovative Coal Chemical Institute (Shanghai) Co., Ltd.

Authorized Representative:

By:

___/s/ Chris Raczkowski__________________

SES Asia Technologies Limited

Authorized Representative:

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Annex

1. Business Plan/Objectives

2. SGT Technology Material

3. Form of Project Sub-license Agreement

4. Technology Usage and Contribution Agreement

5. Appraisal Report for SESHK’s capital contribution

6. SGT Equipment Sales Framework Agreement

7. Representation Letter from SES and its affiliates for jointly undertaking the obligations and responsibilities of SESHK.

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